CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Merrimack Street Trust of our report dated March 17, 2026, relating to the financial statements and financial highlights of Fidelity Municipal Bond Opportunities ETF, which appears in Fidelity Merrimack Street Trust’s Certified Shareholder Report on Form N-CSR for the year ended January 31, 2026. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
May 20, 2026